Exhibit 99.4

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

Board of Directors
Diamond Foods, Inc.
600 Montgomery Street, 13th Floor
San Francisco, California 94111

Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 27, 2015, to the Board of Directors of Diamond Foods, Inc. (“Diamond Foods”) as Annex E to, and reference thereto under the headings “SUMMARY — Opinion of Diamond’s Financial Advisor” and “DIAMOND PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT AND SNYDER’S-LANCE PROPOSAL 1: APPROVAL OF THE STOCK ISSUANCE — Opinion of Diamond’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving Diamond Foods and Snyder’s-Lance, Inc. (“Snyder’s-Lance”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Snyder’s-Lance (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Credit Suisse Securities (USA) LLC

CREDIT SUISSE SECURITIES (USA) LLC

November 25, 2015